Exhibit 99.1

Microbot Medical Closes Merger Transaction; Initiates Trading on NASDAQ as ‘MBOT’

Innovative Company is Advancing Transformational Micro-Robotic Technologies to Treat and Diagnose Various Medical Conditions

Hingham, MA – November 28, 2016 – Microbot Medical Ltd., a medical device company specializing in the research, design and development of transformational micro-robotic medical technologies, today announced that it has closed its merger transaction with StemCells, Inc. (Nasdaq: STEM), pursuant to which Microbot became a wholly-owned subsidiary of StemCells, Inc. StemCells will be renamed Microbot Medical Inc. and will begin trading on NASDAQ under the symbol ‘MBOT’ on November 29, 2016.

“Microbot Medical’s founding principle is to improve the quality of life of millions of patients globally by advancing micro-robotic technologies to perform surgical procedures within the human body , and offer physicians and their patients less invasive and more precise solutions. Our vision, which helped guide the development of multiple products based on our unique ViRob and TipCAT micro-robotic technology platforms, is becoming a reality as our lead product candidates for Cerebrospinal Fluid (CSF) and Gastrointestinal (GI) Disorders continue to progress,” commented Harel Gadot, Chairman and Chief Executive Officer of Microbot Medical.

“The completion of this merger is a significant milestone and enables us to capitalize on Microbot Medical’s unique core capabilities and fund our next generation of micro-robotic medical products. We anticipate FDA submission for these products in the near future, and once commercialized, our robust pipeline is expected to deliver a succession of new product launches and applications driving our short, mid and long term revenue prospects,” concluded Mr. Gadot.

Following the completion of the merger and one–for-nine reverse stock split, there are approximately 39 million shares of common stock outstanding. Under the terms of the merger agreement with StemCells, the shareholders of Microbot Medical, and certain advisors and consultants with respect to the merger, received shares of StemCells common stock representing approximately 95% of the outstanding shares of StemCells calculated on a fully diluted basis. Stockholders of StemCells prior to the merger have retained approximately 5% of the company.

Microbot’s leadership includes Mr. Gadot, a co-founder who previously served as a Worldwide Group Marketing Director at Johnson & Johnson’s surgical device company Ethicon Inc. Additionally, Prof. Moshe Shoham, an inventor of Microbot’s technologies and a co-founder of the Company will remain on the Board of Directors and the company’s Scientific Advisory Board. Professor Shoham also founded Mazor Robotics Ltd. (Nasdaq GM: MZOR; TASE: MZOR). The current members of the Board of Directors of Microbot Medical will serve on the Board of Directors of the company, with the addition of Scott Burell, a seasoned public company executive who currently serves as Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (Nasdaq: CBMX). The Company’s corporate headquarters will be located in Hingham, Massachusetts and Yokneam, Israel.

About Microbot Medical Inc.

Microbot Medical is a medical device company specializing in the design and development of transformational micro-robotic medical technologies. The Company is primarily focused on leveraging its micro-robotic technologies with the goal of allowing more physicians to treat more patients while improving surgical outcomes for patients. The Company is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and TipCAT, a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical Inc. disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

EVC Group

Michael Polyviou/Doug Sherk - Investors

mpolyviou@evcgroup.com; dsherk@evcgroup.com

212-850-6020; 415-652-9100

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